Exhibit 99.2

AUGUST 09, 2016 / 5:00PM, CALL - Q2 2016 Magicjack Vocaltec Ltd Earnings Call

CORPORATE PARTICIPANTS

•	Jose Gordo magicJack VocalTec Communications Ltd. - CFO
•	Jerry Vento magicJack VocalTec Communications Ltd. – CEO

CONFERENCE CALL PARTICIPANTS

•	Greg Burns Sidoti & Co. - Analyst
•	Ray McDonough Oppenheimer & Co. – Analyst

PRESENTATION

Operator –

Good day, and welcome to the magicJack VocalTec second quarter 2016 earnings results conference call. Today's conference is being recorded.

At this time, I would like to turn the conference over to Jose Gordo, CFO. Please go ahead, sir.

Jose Gordo - magicJack VocalTec Communications Ltd. – CFO

Thank you, operator. Good afternoon and welcome to the magicJack second quarter earnings call. I am Jose Gordo, CFO. With me on the call today is Gerald Vento, President and CEO.

During the call, we will make statements related to our business that may be considered forward-looking in nature under federal securities laws. These statements reflect our current views regarding the future only as of today, and should not be reflected upon as representing our views as of any subsequent date.

These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. For a discussion of the material risks and other important factors that could affect our actual results, please refer to our quarterly report on Form 10-Q, which was filed today, August 9th, 2016, with the SEC.

Also during the course of today's call, we will refer to certain non-GAAP financial measures. There is a reconciliation schedule showing GAAP versus non-GAAP results currently available in our press release, issued after the close of the market today, which is located on our website at www.vocaltec.com.

With that, I will turn the call over to Jerry.

Jerry Vento - magicJack VocalTec Communications Ltd. - CEO

Thanks, Jose, and good afternoon, everyone. Turning to our financial results and significant events for the consumer business in the quarter, revenue for the quarter was $22.4 million and in line with our expectations. Our renewal revenue was $14.8 million, representing 66% of our revenue base.

Device activations were 104,000 for the quarter. We ended the quarter with 2.27 million device subscribers. And we reported average monthly churn of 2.5%, which was the best in the Company's history. And we had adjusted EBITDA of $8.5 million for the quarter.

On a consolidated basis, we also generated free cash flow of approximately $1.3 million and ended the quarter with $46.7 million in cash and cash equivalents and no debt. And this is the 20th consecutive quarter of the Company generating positive free cash flow.

In Q2, we continued to demonstrate our ability to efficiently operate our consumer business, highlighted by the record low churn rate and traction we are now starting to see with our organic growth initiatives that are leveraging our core assets.

We have begun to see the contribution from the launch of our new magicJack Connect app. Specifically, we ended Q2 with over 130,000 paid app subscribers, up from over 70,000 as of the end of Q1 and 55,000 at the end of 2015. We also saw the app contribute to free cash flow in Q2, given the high margins on this organic new service offering.

As a reminder, our new app offers consumers free worldwide app-to-app Wi-Fi calling and messaging. It also offers unlimited calling to the US from anywhere in the world, plus a US phone number for only $9.99 a year.

Regarding our ongoing focus on cost controls, we've continued to identify areas of additional cost savings in Q2, including the reduction in termination expense through elimination of our free voice app calling, customer care efficiencies and more favorable termination rates, and the renegotiation of lower rates for numbering blocks in Canada.

The combination of our expense rationalization efforts along with the initial traction from our organic growth initiatives in Q2 resulted in our ability to generate adjusted EBITDA as a percentage of consumer revenues of 38%, up from 36% last quarter despite the 3% quarter-over-quarter decline in total consumer revenue.

This continues to underscore our focus on cost control initiatives as we remain committed to operate the consumer business to maximize profits and free cash flow.

Now turning to Broadsmart, the second quarter marked the first full quarter of operations since the acquisition, and we continue to be pleased with the performance of the business.
During Q2, we signed a number of new customer contracts and continue to see a growing pipeline of new opportunities, driven by both our direct and indirect sales channels. By way of example, we've recently closed two five-year deals with enterprise customers, one for 26 locations and the other for 60 locations, with a combined contract value of over mid seven figures.

In addition, our pipeline includes a large number of opportunities, including an active pilot with a national enterprise customer that has several thousand locations, representing a significant monthly recurring revenue opportunity.

As a result, we are confident about our ability to achieve our guidance for the full year, and remain well positioned to maintain the momentum into the next year. In addition, we also made progress working toward achieving cost synergies by leveraging magicJack's proprietary CLEC network.

As a reminder, Broadsmart is among the very few highly profitable, fast growing, UCaaS providers which has a successful history selling to, provisioning, and servicing large enterprise customers with complex service needs at thousands of locations in multiple geographies.

Turning to our internal SMB initiative, we are pleased with the progress to date and the launch of magicJack for Business during the second quarter. This new easy to use Internet phone service is tailored to meet the unique needs of SMBs. Specifically, the feature rich flat rate offering provides better than 99.99% connectivity uptime, offers a wide range of customizable business phone features, and 24/7 US-based live customer support, all for one flat rate and at a fraction of the cost of standard phone and VoIP providers.

In addition, we are using our switching platform to develop enhanced consumer features without paying licensing fees to third parties. During the second half of the year, we plan to launch enhanced service features, including a subscriber portal where customers can change features and update their account. We also plan to offer a feature for customers who want to set up their mobile phones to work in concert with their office devices.

We believe we are well positioned to strongly compete for market share in the SMB VoIP category. In fact, since the launch in late June, we have had strong customer response and are pleased with the trajectory of customer acquisition to date. We believe that magicJack for Business represents another new organic revenue stream for the Company which leverages our core assets, including our proprietary ultra low cost CLEC network and softswitch assets.

As a reminder, we expect 2016 revenue from the new SMB subsidiary to be immaterial and project annualized exit revenue for 2017 in the range of $15 million to $20 million, with double digit year-over-year revenue growth targeted for subsequent years.

In addition, the Company continues to target gross margins for the new SMB business subsidiary to be in the range of 60% to 65% and EBITDA margins to settle in the range of 20% to 25%.

Turning to Telefonica, Movistar, and Mexico, in Q2 we were pleased with progress of our unlimited inbound calling service from the US to Mexico, as we ended the quarter with over 25,000 paid subscribers. As a result, Telefonica is considering extending that service to other countries in Central and South America.

In addition, we are closely working with Telefonica and Movistar to determine whether unlimited outbound calling can be added to the service offering. We'll hopefully have more to chat about on our next call regarding that initiative.

As a reminder, we do not expect to have any material marketing spend associated with the customers added through this service for the time being, as we plan to leverage Telefonica's push notification platform. We continue to anticipate margins for this organic service to be high and in line with our consumer business.

Finally, I wanted to provide an update on HOTELiJack. During the second quarter, we successfully completed the transition of installations, billing, and care to Broadsmart. We expect this to significantly improve the speed with which we onboard new hotel customers, given their superior track record in servicing and supporting large enterprise customers in multiple geographies.
We also expect this change to enable us to offer dedicated Internet connectivity to ensure quality of service. Now that Broadsmart is fully integrated with this initiative, we expect to aggressively target over 500 hotels in our pipeline.

As a reminder, our addressable market for this initiative is currently over 15,000 US hotels, to which we are marketing a low cost, digital, dial tone service solution that replaces their current more expensive service and leverages our existing CLEC and switching assets.

It's also important to note that we're still at the initial stages of this multiyear growth opportunity. As a result, we currently have not included any material revenue contribution in our forecast for 2016 from our hotel initiative.

And with that, let me turn the call back over to Jose.

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

Thank you, Jerry. Good afternoon, everyone. Our second quarter financial performance was highlighted by strong EBITDA and operating cash flow in our consumer business, the successful integration of the Broadsmart acquisition, and the launch of sales by our SMB subsidiary.
Starting with the consumer business, we generated total GAAP net revenues of $22.4 million for the quarter. Revenues from magicJack device sales for the quarter were $3.2 million, a decrease of 9% compared to the first quarter of 2016.

Renewal revenue for the quarter was $14.8 million, which accounted for 66% of our consumer business revenue. Gross margin during the quarter was 67% versus 66% in the prior quarter. And network expense for the quarter was $3.2 million, down slightly from the prior quarter.

Total operating expenses decreased to $7.8 million compared to $9.4 million from the prior quarter, primarily as a result of an $800,000 decrease in legal and professional fees and an $800,000 decrease in personnel related costs. For the quarter, our cost per activation was $7.25 versus $5.39 last quarter.

Turning to profitability, our GAAP operating income was $7.1 million as compared to $5.8 million in the prior quarter, and adjusted EBITDA was $8.5 million, consistent with the prior quarter.
Turning to Broadsmart, we generated total GAAP net revenues of $3 million in the quarter. This compares to $500,000 for the prior quarter, which only included the 15 day period following the completion of the Broadsmart acquisition on March 17.

Total operating expenses were $1.2 million, which included approximately $300,000 in stock-based compensation. Adjusted EBITDA for the period in Broadsmart was $500,000.

And finally for our SMB business, operating expenses were approximately $2.2 million, comprised primarily of personnel related costs and professional fees as we ramped up hiring and set up operations.

On a consolidated basis, we generated total GAAP net revenues of $25.3 million for the quarter. Operating income for the quarter was $4.2 million, consistent with the prior quarter.

Turning to our income taxes, our effective income tax rate for the second quarter was approximately 40.4%. Our income tax expense for the quarter was $1.7 million compared to an income tax expense of $3.5 million for the prior quarter.

The effective tax rate this quarter was impacted by an increase in uncertain tax positions, primarily related to state income taxes and the expiration of certain stock-based compensation awards. Excluding the impact of these two items, our effective income tax rate for the second quarter would have been 34.9%.

Our consolidated net income attributable to common shareholders for the quarter was $2.8 million as compared to $700,000 for the last quarter. GAAP diluted earnings per share for the quarter was $0.18 based on 15.9 million weighted average diluted shares outstanding as compared to GAAP diluted earnings per share of $0.05 based on 15.6 million weighted average diluted shares outstanding for the last quarter. Consolidated operating cash flow for the quarter was $1.4 million.

Turning to non-GAAP results, for the quarter we reported adjusted EBITDA of $7.1 million. Non-GAAP net income for the quarter was $4.3 million, or $0.27 per share, based on 15.9 million weighted average diluted shares outstanding. A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in our earnings press release from earlier today and is available on our website.

Turning to our balance sheet, as of June 30th, we had cash and cash equivalents of $46.7 million and no debt. Our deferred revenues decreased quarter-over-quarter to $97.9 million from $100.9 million at the end of the prior quarter.

We continue to generate solid operating cash flow. Even in its gradual decline, our consumer business remains a cash flow engine that gives us substantial flexibility to finance growth as well as enhance shareholder value.

We also continue to identify potential areas for cost reductions to maximize cash flow from the consumer business. In Q2, we launched an aggressive initiative to overhaul customer care. This initiative includes a new robust self-help customer portal designed to increase online resolution of customer issues.

Our objective with this project is twofold, to significantly improve the customer experience and to lower costs. We expect this project to be implemented over the next six months and will continue to update on our progress.

Regarding capital allocation, in the last year we have spent approximately $60 million of cash, $20 million of which we spent on our 2015 stock repurchase program and $40 million of which we spent on the Broadsmart acquisition.

In addition, as we have previously announced, we plan to spend a total of $10 million to $12 million in fiscal 2016 on our organic SMB initiative. In total, that this just over $70 million in cash invested over a six quarter period on a combination of growth initiatives and capital allocation.

As we stated last quarter, given the significant level of recent activity and our desire to preserve flexibility to support our consumer business, our various pending organic initiatives, and other potential growth opportunities we may explore, we do not plan to repurchase any additional stock for the time being. We and our Board of Directors will continue to evaluate stock repurchase opportunities on an ongoing basis.

Turning to how we view the impact of our growth initiatives on our P&L, we are making significant investments in two initiatives that are diversifying us away from our consumer business, Broadsmart and SMB.

Both of these are targeting business voice customers, an industry segment that is growing and where we believe our low cost infrastructure and other core assets bring significant value. From a P&L standpoint, we believe that both of these initiatives have the potential to drive material revenue and EBITDA growth in the next 12 to 24 months.

With respect to our other organic growth initiatives, the magicJack Connect app, HOTELiJack, and Telefonica, they have the following in common.

•	We have not included any material revenue in our current forecast.
•	They have not required significant investment of capital or the adding of material overhead.
•	They leverage either our consumer business or our proprietary core assets.
•	And any incremental cash flow they generate we expect will have strong contribution margins, which will enhance our overall operating leverage.

In particular in the case of HOTELiJack, that initiative will involve a multiyear effort to reach critical mass. However, if we're able to achieve adequate size, we believe margins will be quite strong and churn will be very low, providing potential for long term cash flow generation.

I want next to quickly comment on our plans to re-domesticate the parent Company to the US. We continue to evaluate the appropriate structure for the re-domestication and plan to have an update on next quarter's call.

Turning to our financial outlook for the full year 2016, we continue to project 2016 revenues in the range of approximately $100 million to $105 million, inclusive of our consumer business and Broadsmart revenues. The consumer business revenue forecast includes no material revenue for the new magicJack connect app, SMB, HOTELiJack, or the Telefonica initiative.

The Broadsmart revenue forecast for 2016 is approximately $16 million, of which we estimate approximately $12.5 million will be recognized during the year since the acquisition closed in mid- March.

We are projecting 2016 adjusted EBITDA in the range of approximately $30 million for the consumer business, approximately $5 million for Broadsmart, and approximately negative $10 million for the SMB initiative, for a consolidated 2016 EBITDA forecast of approximately $25 million.

With that, we would like to open up the call for questions.

QUESTIONS AND ANSWERS

Operator –

Thank you. (Operator instructions.)

Greg Burns - Sidoti & Co. - Analyst

So, in terms of the Connect app, that seems like you're gaining some good momentum there. Is there anything you could give us in terms of the trajectory of subscriber additions you're seeing there? Is that accelerating, maybe what you're seeing on a monthly basis? And could you also talk about kind of the marketing initiatives that you have supporting that application?

Jerry Vento - magicJack VocalTec Communications Ltd. – CEO

Hey, Greg, you're coming in -- really a weak signal. I'm not sure if you could talk into your speakerphone.

Greg Burns - Sidoti & Co. - Analyst

Okay, hold on a second. Hello?

Jerry Vento - magicJack VocalTec Communications Ltd. - CEO

Yes, that's way better.

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO Much better.

Greg Burns - Sidoti & Co.

Analyst Okay. So, just in terms of the app, could you just talk about the trajectory you're seeing in terms of subscriber adoption? Are you seeing it accelerate and maybe what you're seeing in terms of maybe monthly additions? And then also talk about the marketing initiatives that you have backing that application now.

Jerry Vento - magicJack VocalTec Communications Ltd. - CEO

Right. So, we start with an awareness campaign on ESPN. Some of you may have seen it. We're following that with social media. We've got a pretty strong campaign going on with Facebook generating pretty good traffic and pretty good conversions.

It's worth noting that in the last quarter, Greg, we turned off 2.2 million free voice app users and we made a concerted effort to convert those folks. And we converted roughly around 2% of that 2.2 million, so that number is included in the last quarter's results.

We've developed an entire campaign around a couple of themes. Probably the most important one, Greg, is the 67 million people who travel outside of the US abroad. And we've designed a campaign around don't use -- don't leave the US without it, and we're service marking that as well.

So, it's pretty early to give longer term forecasts since the awareness campaigns kicked in, social media has kicked in, our digital advertising on, as I mentioned, Facebook and other sites has just begun to kick in, but we're pretty pleased with the early results. But I think give us a few more quarters and we'll probably give you a better sense of where we are.

And on churn, as you know, we're way too early to start to forecast anything in that area. These are one year contracts, and obviously we collect all the money upfront. So, Jose, I don't know if you want to add any more to that.

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

Just one quick thing to add, and that is we did get a nice bump from the conversions that we saw. So, when we really forced the free app users off, that was a nice addition incrementally to cash in the quarter.

Greg Burns - Sidoti & Co. - Analyst

Okay. And then in terms of where these subs are bucketed and where the revenue is recognized, are they included in the number of users that you report, or how are they being tracked in what you're disclosing?

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

Well, we started disclosing paid subs, as Jerry went through in his remarks. In terms of the P&L, it hits the renewal revenue, the access rights renewal revenue line item.

Just remember, Greg, for modeling purposes you got to add the 30% commission that we pay to Apple and Google right off the top off that $10.00 price point.

Greg Burns - Sidoti & Co. - Analyst

Okay. And switching to the SMB, it sounded like you're getting good early traction. Is there anything you could offer in the way of number of subscribers that you've landed in the quarter?

Jerry Vento - magicJack VocalTec Communications Ltd. - CEO

Well, again, this is I think an extraordinary effort on the part of the group that's managing SMB. We started from a stop to delivering active phone subscriptions at the end of June. So, we had very little revenue at the end of June.

But, more importantly, we've got a really strong go to market strategy now, having invested in digital advertising, generating a significant amount of interest on inbound on the Web. We're turning those Web leads over to our inside sales force. They're closing those transactions nicely, but it's way too early.

We're also marketing to roughly 300,000 of our current device subscribers that use that magicJack device for business. So, we're trying to convert those folks, just as we tried and were successful in converting about 2%, more or less, of the app users who were using the service for free.

So, we think there's big opportunity here. We're just at the beginning of this new business initiative. But we had revenue in June, and we're seeing week over week increases in sort of the velocity of Web inquiries that we're following up on with our inside sales force.

Greg Burns - Sidoti & Co. - Analyst

Okay. And --.

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

And Greg --.

Greg Burns - Sidoti & Co. - Analyst

Yes, go ahead.

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

No, I'm sorry. I did want to go back to a question that you asked. So, I meant to say this. So, we disclosed the app subscribers. That's a separate metric completely from our device users, so that's not included in the device user number.

Greg Burns - Sidoti & Co. - Analyst

Okay, thanks. And Jerry, just on the inside sales for the SMB, how many inside salesmen do you have, and I guess what are your plans in terms of hiring over the next couple quarters?

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

I mean, we really want to ramp that group up. I don't think we put an exact number. We're very focused on the ratio. And Keith, who's running that unit, is very focused on the ratio of sales to non-sales, and we want that ratio to be sales heavy.

So, we probably -- it'll be pretty significant, Greg. But it's going to be based on results. We have the budget to do it and Keith has the support to do it. But he's going to want to see the results before we -- as we ramp that group up.

Jerry Vento - magicJack VocalTec Communications Ltd. – CEO

One other thing that we've started, Greg, is in looking at our core assets, we have a technology, a chip technology. And so, we're working on a new ATA device that leverages our proprietary chip technology, and we think that we can bring that to the market probably the beginning of the year.

It's going to be ultra low cost. And it's going to, I think, compete nicely against competitors in that same area.

Greg Burns - Sidoti & Co. - Analyst

Okay. Thank you.

Operator –

Ray McDonough, Oppenheimer.

Ray McDonough - Oppenheimer & Co. - Analyst

Hi, guys. Thanks for taking the questions. Just on the Broadsmart acquisition, as you deeply integrated that company, have you seen any uptick in customer churn or any customer disruption, and any possible ARPU metrics or maybe subscriber growth that you can call out? I know you called out a couple of contract wins that seem pretty promising, but just anything around customer churn as you began to integrate it.

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

We've not seen -- Ray, it's Jose. We've not seen any real customer churn issues. Frankly what we've been much more focused on -- well, the guys are certainly keeping their base happy. They've got a number of long time customers in that group, and they tend to sign three to five year contracts. So, there's a good amount of stability in the customer base. We've not seen any uptick in churn at all.

What we are squarely focused on with the Broadsmart team is trying to close on some of these larger pipeline opportunities that they've had. And we're very encouraged by the pipeline. It's grown. We mentioned when we acquire the company that they have a couple of very important to us strategic relationships.

And those strategic relationships really feed a very interesting sort of large business pipeline, enterprise grade pipeline with multi hundreds, in some cases multi thousands of locations. And those opportunities have only increased, so we've been focused on that. But there have not been significant churn issues or churn issues in general since we closed.

Ray McDonough - Oppenheimer & Co. - Analyst

Great. And is it possible for you to quantify the cost savings that you'll recognize as you shut down free calling on the termination side, and possibly when you'll look at overhauling your customer care and bringing kind of online resolution of customer issues? Is there any cost associated with that project? And is it possible to quantify the cost savings maybe in the longer term?

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

So, on the first piece, if you wanted for modeling purposes to use a number of around $100,000 to $150,000 of savings a month cash and P&L off the network line item, I think that's probably a safe number to use. It might even be a little low, but it's probably a conservative number.

And that hit immediately. We're realizing that benefit now, so we hope to see a nice bump in Q3 and going forward.

And then in terms of the -- what was your other question?

Jerry Vento - magicJack VocalTec Communications Ltd. - CEO

Cost to --.

Ray McDonough - Oppenheimer & Co. - Analyst

You mentioned that you're going to overhaul customer care, looking to do more online resolution of customer issues. I was just wondering if you could quantify those cost savings longer term, and if there was any material expense in terms of developing that platform.

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

I think first and foremost we want to improve the experience. We have great management in that area who've been with the Company a long time. We've got a lot of good brains on this. And we want to make the experience better, and I think -- we think cost savings will flow from that.

We don't have a specific number to give you. I could tell you we're spending $0.25 million a month in that area, which is obviously a meaningful amount of money. So, we have goals that we're going to set in the next couple months about what those cost savings can be, but they're going to really be a byproduct of the improvement of the experience and really pushing our customers for online resolution, which we think they're ready for, a good online experience.

There will be one-time costs associated with this project. We'll probably be in a position to give a better estimate next quarter when we have it fully scoped and fully being implemented. And we'll pro forma those out. We already have a plan to make sure that those are clearly disclosed and pro forma'ed out.

But obviously with something that has that much expense per month, we're willing to put some material amount of time in and money into seeing if we can really make an impact there.

Jerry Vento - magicJack VocalTec Communications Ltd. - CEO

Hey, Jose, just one -- maybe one or two other comments. We are transitioning Broadsmart as well to our CLEC network. It'll take a while, but that's an additional cost savings where you've got -- all IP and porting would go through us, transport, and termination.

Also, we just closed on a renegotiating -- a renegotiation of contracts in Canada with our vendor there. And that rate change is going to mean that we're paying a lower price for number blocks in Canada. We're getting rid of the monthly minimum that we were stuck with for many, many years because the contract was I think over three years in duration.

So, I'd probably be able to quantify on a monthly basis what that means, but it's going to be, I would think, well over $15,000 to $20,000 a month.

Ray McDonough - Oppenheimer & Co. - Analyst

Great. I appreciate the additional color. Lastly, I guess, on the consumer front, obviously churn was quite low at 2.5%. What do you think the reason was that was driving that, and do you think it's sustainable? And possibly can you comment on maybe where the average life of kind of core consumer contracts are at this point?

Jerry Vento - magicJack VocalTec Communications Ltd. - CEO

Let me start by saying that this has been a strong area of focus for quite some time. You saw in the first quarter our historically sort of high churn number. That's when contracts come up for renewal.
But I think you should think about the going forward churn, whether it's at 2.5%, where we are now, there's so much focus on this I'm hoping that we can continue to maintain this momentum that we've got going.

We are doing a significant amount of reengagement with customers, and it's very inexpensive to do. Outbound calling, we're using our reps to do that, multiple touch points on the Web, e-mail, phone, newsletters, we're aggressively offering promotions, free power bank if you sign a five year contract. And these renewals obviously have extraordinary margin.

So, this intensive effort in customer retention is going on throughout our business. It touches a number of departments. It's not just customer care, although they're doing a good job. It's attempting to upsell on renewals. It's attempting to offer things that really don't cost us very much money, like a power bank on a five year plan where there is extraordinary margins on that.

So, that's some of the color, I think, as to why we feel pretty good about the trajectory of churn and where we think we can keep it, even though we have in essence a prepaid customer. Jose, I don't know if you want to add any more to that.

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

I mean, I think just one thing you can see from the churn rate, Ray, is that 2.5%, you're talking about an average life of about 40 months for a customer. So, we'd like to see that continue in that direction. And if there's room for improvement, with all the various things that Jerry mentioned that we're doing simultaneously, that's the goal.

Ray McDonough - Oppenheimer & Co. - Analyst

Great. Thanks for taking the questions.

Operator

And there are no further questions at this time. I'd like to turn the conference back to management for any closing remarks.

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

Look forward to talking to everyone on the next call. Thank you.

Operator

Thank you, everyone. That does conclude today's conference. We thank you for your participation.